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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: William S. Creekmuir
         Simmons Company
         770-512-7700

                   Simmons Company Names Bob Hellyer President

         Atlanta, Georgia, (January 10, 2001)---- Simmons' Chairman and Chief Executive Officer, Charlie Eitel, announced today that Bob Hellyer has been named President of the Company, a position that has been left vacant since Eitel's arrival at Simmons one year ago. He will also be elected to serve as a director. "Bob has enjoyed a stellar career in our company," stated Eitel. In his new role, Bob will be responsible for all sales, marketing and manufacturing operations. "Bob has grown up in this business and knows it inside and out. He is very deserving of these added responsibilities."

         In late '99, Bob was named Vice President of Sales, and in July of last year, he was promoted to Executive Vice President of Sales and Marketing. Prior to moving to Simmons' corporate office in Atlanta, Bob served as General Manager of Simmons' largest plant located in Janesville, Wisconsin. Prior to joining Simmons in 1994, Bob was National Director of Sales for Stearns & Foster.

         Executive Vice President and Chief Financial Officer, Bill Creekmuir, will continue to report to Eitel as will Ken Barton, Executive Vice President of Human Resources.

         In addition, Mr. Eitel announced that Peter Brink, Executive Vice President, Chief Operations Officer and Director resigned today for personal reasons.

         Maker of Beautyrest(R), BackCare(R), DreamScapes(TM), and Deep Sleep(R), Atlanta-based Simmons Company employs more than 3,000 people and operates 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(TM) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.